EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-138044, 333-122937, 333-119157 and 333-142286) and Registration Statements on Form S-8 (Registration No. 333-84180, 333-932, 333-11648, 333-122271, 333-122302, 333-142284 and 333-164656) of Attunity Ltd (the “Company”) of our report dated March 31, 2011 with respect to the consolidated financial statements of the Company for the year ended December 31, 2010 included in this Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 31, 2010	A Member of Ernst & Young Global